Exhibit 10.1

CONSULTANCY AGREEMENT AND RELEASE.

1.                                       Parties:  The parties to this Consultancy Agreement and Release (“AGREEMENT”) are:

a.                                       TRESTLE HOLDINGS, INC., a Delaware corporation and its related companies, including but not limited to Trestle Corporation, Sunland Entertainment Co., Inc. and Trestle Acquisition Corp. (collectively “TRESTLE”); and

b.                                      ANDREW BORSANYI (“BORSANYI”).

TRESTLE and BORSANYI are collectively referred to in this AGREEMENT as the “PARTIES.”

2.                                       Recitals:  This AGREEMENT is entered into with reference to the following facts:

a.                                       TRESTLE employs BORSANYI as its President pursuant to that certain Employment Agreement dated as of May 20, 2003 (“EMPLOYMENT CONTRACT”).

b.                                      Effective October 31, 2003, BORSANYI shall voluntarily resign his employment with TRESTLE, and, on that date, cease to be an employee of TRESTLE.  Effective that same date, BORSANYI shall resign as a member of the Board of Directors of TRESTLE.  On the effective date of his resignation, BORSANYI shall receive all the salary and benefits (including but not limited to accrued and vested vacation pay) to which he is at that time entitled as a TRESTLE employee.  In addition, TRESTLE shall, on that date: (a) reimburse BORSANYI for all expenses theretofore reasonably and properly incurred by him on behalf of TRESTLE; (b) In addition, TRESTLE shall, on that date: (a) reimburse BORSANYI for all expenses theretofore reasonably and properly incurred by him on behalf of TRESTLE; and (b) transfer to BORSANYI ownership of the laptop computer used by him during the course of his employment with TRESTLE, provided however that BORSANYI shall allow TRESTLE to make a copy of all information contained on such laptop computer prior to such transfer of ownership.  The PARTIES have agreed that this AGREEMENT will supersede the EMPLOYMENT CONTRACT which shall be null and void as of the date of execution by the PARTIES of this AGREEMENT.

c.                                       In consideration of his contribution to TRESTLE as an employee, and in consideration of the terms and conditions of this AGREEMENT, TRESTLE has hired BORSANYI as an independent contractor and consultant to TRESTLE in accordance with the terms and conditions of this AGREEMENT.

d.                                      The PARTIES intend this AGREEMENT to resolve any dispute between them finally and forever pertaining in any way to any claim that BORSANYI has or may have arising from or related to his employment with TRESTLE or the termination of that employment or the EMPLOYMENT CONTRACT (“BORSANYI’s RELEASED CLAIMS”).

e.                                       The PARTIES intend this AGREEMENT to resolve any dispute between them finally and forever pertaining in any way to any claim that TRESTLE has or may have arising from or related to BORSANYI’s employment with TRESTLE or the termination of that employment or the EMPLOYMENT CONTRACT (“TRESTLE’s RELEASED CLAIMS”).

3.                                       Specific Release:

a.                                       In consideration of the terms and provisions of this AGREEMENT, the sufficiency of which is acknowledged by the execution of this AGREEMENT, and except as provided in this AGREEMENT, BORSANYI shall, and by this AGREEMENT does, fully and forever relieve, release, and discharge TRESTLE and any of their respective parents, subsidiary and affiliated companies, successors, assigns, owners, directors, officers, partners, employees, employee benefit plans or fiduciaries, agents, and stockholders, and each of them, and any and all related individuals and entities, if any, in any and all capacities, of any and all debts, liabilities, demands, obligations, promises, acts, contracts, costs, expenses, attorneys’ fees, damages, actions, and causes of action of every nature, character, and description arising out of, in connection with, or relating to BORSANYI’s RELEASED CLAIMS, including but not limited to any claim under federal, state, or local law of discrimination on the ground of race, age, national origin, gender, disability, sexual orientation, ancestry, handicap, union membership, or marital or veteran status,  or of any common law or statutory claim of unpaid wages, benefits, or vacation pay, or of wrongful termination, or constructive wrongful termination, or any other adverse action arising from employment (including but not limited to any claim for emotional distress, wages, bonus pay, severance pay, vacation pay, holiday pay, stock options, stock purchase or sale, or other fringe benefit).

b.                                      BORSANYI further agrees that, except for purposes of enforcing this AGREEMENT, he shall not in the future institute any grievance, suit, charge, complaint, claim, or cause of action at law, in equity, or otherwise, against TRESTLE in any court of the United States or any state, or before any administrative agency of either the United States (except the Equal Employment Opportunity Commission) or any state, county or municipality, or before any other arbitrator or panel of arbitrators or tribunal, public or private, in the United States or in any other country, arising out of, in connection with, or relating to BORSANYI’s RELEASED CLAIMS, or any part of those claims.

c.                                       BORSANYI affirms by executing this AGREEMENT that he has filed no charge with the United States Equal Employment Opportunity Commission (“EEOC”) against TRESTLE related to or arising out of BORSANYI’s employment with TRESTLE or the termination of that employment.  BORSANYI further agrees he will not personally recover monies as a consequence of filing any future charge with the EEOC against TRESTLE.  Nothing in this AGREEMENT, however, shall restrict BORSANYI’s ability to testify in any suit, hearing, or investigation which BORSANYI has not personally commenced and that testimony is compelled by subpoena or other operation of law.  BORSANYI further affirms that he has not filed and does not intend to file any claim for any work-related injury or other injury subject to the California workers’ compensation scheme and benefits.

d.                                      In consideration of the terms and provisions of this AGREEMENT, the sufficiency of which is acknowledged by the execution of this AGREEMENT, and except as provided in this AGREEMENT, TRESTLE shall, and by this AGREEMENT does, fully and forever relieve, release, and discharge BORSANYI of any and all debts, liabilities, demands, obligations, promises, acts, contracts, costs, expenses, attorneys’ fees, damages, actions, and causes of action of every nature, character, and description arising out of, in connection with, or relating to TRESTLE’s RELEASED CLAIMS.

e.                                       TRESTLE further agrees that, except for purposes of enforcing this AGREEMENT, it shall not in the future institute any grievance, suit, charge, complaint, claim, or cause of action at law, in equity, or otherwise, against BORSANYI in any court of the United States or any state, or before any administrative agency of either the United States or any state, county or municipality, or before any other arbitrator or panel of arbitrators or tribunal, public or private, in the United States or in any other country, arising out of, in connection with, or relating to TRESTLE’s RELEASED CLAIMS, or any part of those claims.

4.                                       Obligations of Parties:

a.                                       In consideration of the terms and conditions of this AGREEMENT, TRESTLE shall employ BORSANYI as a non-exclusive consultant to TRESTLE for one year on the following terms and conditions commencing on the date both PARTIES execute this AGREEMENT:

(i)                                     BORSANYI shall make himself available on reasonable notice,  for the equivalent of two days each month, to the Board of Directors of TRESTLE to consult on, discuss, or review any aspect of TRESTLE’s continuing business, at the reasonable request of the Board of Directors of TRESTLE and as conveyed to BORSANYI by the Chairman of the Board or anyone that the Chairman of the Board or the Board may designate, provided, however, that any services so requested shall be consistent and commensurate with duties performed by senior executives at TRESTLE.

(ii)                                  In the event that, during the one-year consultancy period, BORSANYI shall become employed on a full-time basis by another employer other than TRESTLE, BORSANYI’s obligation to consult for TRESTLE pursuant to Paragraph 4(a)(1) above shall be subject to modification in a manner to be agreed at that time between BORSANYI and TRESTLE.  In any event, regardless of BORSANYI’s availability to continue to consult for TRESTLE because of  BORSANYI’s commitments to his new employer, the terms and conditions of this AGREEMENT shall continue to apply, and TRESTLE shall continue to retain and pay BORSANYI as a consultant through the balance of the one-year period in accordance with this AGREEMENT.

(iii)                               As a consultant, BORSANYI shall have no responsibilities as an officer or director of TRESTLE.  Any and all consulting work that BORSANYI may perform for TRESTLE shall be at the direction of the Board of Directors of TRESTLE.  Nothing shall require TRESTLE to make any use of BORSANYI’s consultant services at any time.

(iv)                              During the period of his consultancy, TRESTLE shall pay BORSANYI twelve consecutive  monthly installments each equal to $16,666.66 (for a total payment of $200,000).  Each monthly installment shall be payable on or before the 15th day of the month in which it becomes due.  The first installment shall become due on or before November 15, 2003.  The final installment shall become due on or before October 15, 2004.  As an independent consultant, BORSANYI shall be responsible for all federal and state tax and other obligations on these amounts.

(v)                                 Pursuant to TRESTLE’s customary policies in force at the time of execution of this AGREEMENT, BORSANYI shall be reimbursed promptly for all authorized expenses properly and reasonably incurred by him on behalf of TRESTLE in the performance of his duties hereunder upon presentation of appropriate documentation consistent with TRESTLE’s policies concerning expense reimbursement

(vi)                              For the one-year period of the consultancy only, BORSANYI shall be eligible to continue to receive the same health and dental benefits that he would have received had his employment continued under the EMPLOYMENT CONTRACT, except that these health and dental benefits shall cease sooner if, and as of the date when, BORSANYI accepts employment with another employer who provides health benefits (whether or not that employer’s health and/or dental benefits, if any, are equal to, better, or inferior to the benefits offered by TRESTLE).  Except for health and dental benefits, or as otherwise provided in this AGREEMENT, BORSANYI shall not be entitled to any other benefits during the one-year consultancy period or at any other time, including, but not limited to, eligibility for any paid vacation.

(vii)                           During the effective term of his consulting agreement with TRESTLE and for a period of three years following the execution of the AGREEMENT by the PARTIES, BORSANYI shall not, directly or indirectly, solicit or approach for employment with any other entity or employer any current employee or officer or director of TRESTLE, or anyone who was an employee, officer or director of TRESTLE within the six months before the solicitation or approach.

(viii)                        Except only if permanently employed on a full-time and paid basis, during the one-year term of his consultancy with TRESTLE, BORSANYI shall not accept employment with, or engage in or become financially interested in (whether as an employee, individual, owner, partner, officer, director, joint venturer, principal, lender, agent, trustee, advisor, consultant, or shareholder owning more than 0.1 percent of the corporation’s total stock) any entity or sole proprietorship doing business in any county within any county in California or in any of the states of the United States or any country outside of the United States and which finances, promotes, manufactures, distributes, sells, or solicits sales and purchases of any product in pathology or microscopy imaging or telemedicine, or any other entity in which TRESTLE has a controlling financial interest.  Nothing in this AGREEMENT shall prevent BORSANYI from accepting full-time paid employment with any entity during the term of the consultancy, and the acceptance of any such employment (including employment by a competitor of TRESTLE as defined above) shall not change TRESTLE’s obligation to pay BORSANYI in accordance with Section 4(a)(ii) above.

(ix)                                Whether or not BORSANYI is still a consultant for TRESTLE pursuant to this AGREEMENT, the restrictions on the dissemination, disclosure, or release of the proprietary and/or confidential information, inventions, or trade secrets of TRESTLE, whether set forth in the EMPLOYMENT CONTRACT or any other agreement to which BORSANYI is a party, or which result from his fiduciary obligations while an officer or director of TRESTLE, shall forever remain in full force and effect.

(x)                                   No later than November 7, 2004, except only for the laptop computer referenced in Section 2 above, Borsanyi shall deliver (or arrange to be delivered) to the Trestle offices in Newport Beach, California any of Trestle’s property, equipment, documents, records, or files (including but not limited to notes, memoranda, customer lists, reports, including any copies, whether in hard copy form or on a computer disk or otherwise), which are in his possession, custody, or control (“Trestle Property, Records and Files”).  Borsanyi shall not retain any Trestle Property, Records and Files.

b.                                      TRESTLE has granted certain restricted stock option rights to BORSANYI in consideration of his employment with TRESTLE.  Effective as of the date of execution of this AGREEMENT, BORSANYI shall not be entitled to any such stock option rights which have not then vested.  BORSANYI will be granted a warrant for the purchase of  50,000 shares of common stock with the attributes as described and on the terms set forth in that certain Warrant to Purchase Common Stock of Trestle Holdings, Inc., Dated October 31, 2003 and attached hereto as Exhibit A.

c.                                       The PARTIES shall agree on the text of a press statement, to be released when appropriate, which announces the termination of BORSANYI’s employment and which is in a form required to satisfy TRESTLE’s obligations to its shareholders and otherwise as mandated by federal or state law.

d.                                      In any communication or conversation BORSANYI may have at any time with any actual or potential customer, supplier, vendor, or financier of TRESTLE, BORSANYI shall not disparage, or otherwise defame, denigrate or malign TRESTLE or any employee, officer, or director of TRESTLE.  In any communication or conversation any officer or director of TRESTLE may have at any time with any person concerning BORSANYI or his suitability for employment, TRESTLE shall not disparage, or otherwise defame, denigrate or malign BORSANYI.

5.                                       Waiver of California Civil Code Section 1542:  The PARTIES acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Pursuant to this statute, as well as any other statutes or common law principles, whether of federal or state origin, of similar effect, the PARTIES each expressly waive any rights with respect to any claims relating to or arising from BORSANYI’s RELEASED CLAIMS and from

TRESTLE’s RELEASED CLAIMS and which any of the PARTIES may have.  In connection with such waivers, the PARTIES each acknowledge that they are aware that he, it, or they may later discover claims presently unknown or unsuspected, or facts in addition to or different from those which it or they now know or believe to be true, with respect to the matters released by this AGREEMENT.  Nevertheless, it is the intention of the PARTIES, and each of them, through this AGREEMENT, fully, finally and forever to settle and release all such claims and/or facts.

6.                                       Representations and Warranties:  The PARTIES each represents and warrants to the other and agree with each other as follows:

a.                                       Each party states that he or it does not rely upon any statement, representation, or promise of any other party in executing this AGREEMENT except only such statements, representations, or promises expressly set forth in this AGREEMENT.

b.                                      Each party was duly represented by counsel (or had the opportunity to be represented by counsel) in connection with this AGREEMENT and acknowledges that his or its counsel had actual authority to negotiate this AGREEMENT, and that the AGREEMENT was drafted jointly by the PARTIES and their respective counsel.  Further, each party acknowledges that he or it has carefully read and reviewed this AGREEMENT with counsel, and understands it fully.

c.                                       This AGREEMENT is the result of an arm’s-length negotiation between the PARTIES and/or their agents knowledgeable in the matters resolved by this AGREEMENT.

d.                                      The PARTIES each represents and warrants that it is the sole and lawful owner of all rights, title, and interest in and to every claim and other matters released in this AGREEMENT, and that it has have not otherwise previously assigned or transferred, nor purported to assign or transfer, to any person or entity, any claims or other matters released.

e.                                       The PARTIES and their attorneys have made such investigation of the facts pertaining to this AGREEMENT as each deems necessary.

f.                                         The PARTIES each represent and warrant that he or it has been duly authorized by all necessary corporate action to enter into this AGREEMENT, and that the individual signing on behalf of each of the PARTIES has been authorized to do so.

g.                                      BORSANYI represents and warrants that he is the sole owner of BORSANYI’S RELEASED CLAIMS, and that these claims have not been sold, assigned, transferred, conveyed, licensed or otherwise disposed of at any time nor claimed or adjudicated to belong to another party.

7.                                       Successors and Assigns:  This AGREEMENT shall be binding upon and shall inure to the benefit of the heirs, assigns, licensees, successors, and transferees of the PARTIES, whether by inheritance, license, sale, merger, reverse merger, sale of stock, insolvency, sale of assets, operation of law, or otherwise.

8.                                       No Admission of Liability:  The PARTIES have entered into this AGREEMENT for the purpose of settling disputes arising out of the PARTIES’ respective claims, and to avoid the expense and uncertainty of litigation.  This AGREEMENT does not constitute an admission by either TRESTLE or BORSANYI of any merit or lack of merit in the claims released in this AGREEMENT.

9.                                       Severability: In the event that any provision or part of any provision of this AGREEMENT shall be held to be void, voidable, or unenforceable, the remaining portions of the AGREEMENT shall all nevertheless remain in full force and effect.

10.                                 Execution in Counterparts:  This AGREEMENT may be executed and delivered in two or more counterparts, each of which, when so executed and delivered shall be an original.

11.                                 Choice of Law:  This AGREEMENT shall be construed in accordance with, and be governed by, the laws of the State of California.

12.                                 Attorneys’ Fees:  The PARTIES shall each bear all their own attorneys’ fees and costs incurred in resolving this dispute and in the preparation and execution of this AGREEMENT.

13.                                 Costs of Any Future Litigation:  In the event that any of the PARTIES brings any legal proceeding of any kind arising out of, relating to, or to enforce any term of this AGREEMENT, the prevailing party in any such legal proceeding shall be entitled to its reasonable attorneys’ fees and costs.

14.                                 No Modification:  This AGREEMENT may not be modified or amended or waived, in whole or in part, except only if the modification, amendment, or waiver is set forth in writing and is executed by each of the PARTIES to this AGREEMENT.

15.                                 Confidentiality:

a.                                       Except only as may be necessary to enforce this AGREEMENT, or as may be required pursuant to the terms of Section 4(c) above, the terms and conditions of this Agreement shall remain confidential, and shall not be disclosed to any person or entity, except only:  (i) to any governmental agency or court when compelled to do so; or (ii) to any party’s accountant or attorney as required to render professional services; or (iii) as required to inform an actual or prospective purchaser of, or investor in, TRESTLE of the Company’s continuing obligations.

b.                                      In the event that any person should inquire of any of the PARTIES concerning BORSANYI’s RELEASED CLAIMS, the party of whom the inquiry is made may refer to the inquirer to the press statement, if any, issued pursuant to Section 4(c) above, and may say the matter has been fully and finally resolved between TRESTLE and BORSANYI, and may say no more.  In the event that any person or entity shall inquire of TRESTLE or BORSANYI concerning the circumstances in which BORSANYI left TRESTLE’s employment, the person responding shall say that BORSANYI quit his employment with TRESTLE to explore other business opportunities, and that he continues to provide consulting services for TRESTLE, and shall say no more.

16.                                 Entire Agreement:  This AGREEMENT expresses the entire agreement of the PARTIES concerning the subject matter described in paragraph 2 above.   No covenant, agreement, representation, or warranty of any kind whatsoever has been made by any of the PARTIES, except as specifically set forth in this AGREEMENT.  All prior discussions and negotiations have been, and are, merged and integrated into, and are superseded by, this AGREEMENT.  This AGREEMENT is expressly intended to, and does, supersede the EMPLOYMENT CONTRACT and any other agreement pertaining to BORSANYI’s employment by TRESTLE, and any such agreement and the EMPLOYMENT CONTRACT are, as a result of this AGREEMENT, rendered null and void.

IN WITNESS of this AGREEMENT, the PARTIES and their respective counsel have approved and executed this AGREEMENT on the dates set forth opposite their respective signatures.

Dated: October 31, 2003	ANDREW BORSANYI

	By:	/s/ Andrew Borsanyi

Dated: October 31, 2003	TRESTLE HOLDINGS, INC.

	By:	/s/ Gary Freeman